Exhibit 5.1 & Exhibit 23.1

November 19, 2009

Bell Microproducts Inc.
1941 Ringwood Avenue
San Jose, CA  95131-1721

Ladies and Gentlemen:

I am the Vice President, General Counsel and Corporate Secretary of Bell Microproducts Inc., a California corporation (the “Company”), and as such, I have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 9,207,528 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value, reserved for issuance under the Bell Microproducts Inc. 1998 Stock Plan (the “1998 Plan”) and the Bell Microproducts Inc. 2009 Equity Incentive Plan (the “2009 Plan,” and collectively with the 1998 Plan, the “Plans”).

In connection with this opinion, I have examined and relied upon such documents, records, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.  In performing such examination, I have assumed the following (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to me as copies and (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, and certificates that I have reviewed.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when issued and sold in accordance with the Plans, and the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of California, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction.  In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to all references to me included in such Registration Statement.  In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

By:	/s/ Andrew S. Hughes
Andrew S. Hughes, Esq.
Vice President, General Counsel and Corporate Secretary